Exhibit 99.3

CONSOLIDATED FINANCIAL STATEMENTS OF OVERTURE SERVICES, INC.

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Overture Services, Inc.

We have audited the accompanying consolidated balance sheets of Overture Services, Inc. (formerly GoTo.com, Inc.) as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the three years in the period ended December 31, 2002. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Overture Services, Inc. at December 31, 2002 and 2001, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

/s/ ERNST & YOUNG LLP

Los Angeles, California
January 30, 2003

OVERTURE SERVICES, INC.
CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNT)

	December 31, 2002	December 31, 2001

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$78,987	$61,974
Short-term investments	118,905	71,837
Accounts receivable, net	31,682	10,973
Prepaid expenses, deferred tax assets and other	23,483	1,920
Prepaid traffic acquisition expense	25,372	8,590

Total current assets	278,429	155,294

Property and equipment:
Computer hardware	58,427	30,452
Computer software	30,789	15,497
Furniture and fixtures	6,319	3,974
	95,535	49,923
Accumulated depreciation and amortization	(39,879)	(21,957)
	55,656	27,966
Intangible assets, net	1,393	2,042
Restricted investments	—	5,744
Long-term investments	52,852	36,476
Long-term prepaid traffic acquisition expense	36,738	3,373
Other assets	10,648	1,032

Total assets	$435,716	$231,927

LIABILITIES AND STOCKHOLDERS’ EQUITY CURRENT LIABILITIES:
Accounts payable	$93,293	$38,111
Accrued payroll expenses	10,868	3,774
Accrued expenses	10,142	1,497
Deferred revenue	16,672	8,949
Current portion of capital lease obligations	—	89

Total current liabilities	130,975	52,420
Long-term liabilities	1,203	64

STOCKHOLDERS’ EQUITY:
Preferred Stock; $0.0001 par value, 10,000 shares authorized as of December 31, 2002 and 2001, respectively	—	—
Common stock, $0.0001 par value, 200,000 shares authorized as of December 31, 2002 and December 31, 2001; 59,249 and 57,616 shares issued and outstanding as of December 31, 2002 and December 31, 2001, respectively	6	6
Additional paid-in capital	709,568	662,039
Deferred compensation, net	(210)	(763)
Accumulated other comprehensive income	2,890	24
Accumulated deficit	(408,716)	(481,863)

Total stockholders’ equity	303,538	179,443

Total liabilities and stockholders’ equity	$435,716	$231,927

The accompanying notes are an integral part of the consolidated financial statements.

OVERTURE SERVICES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	FOR THE YEAR ENDED DECEMBER 31,
	2002	2001	2000

Revenue	$667,730	$288,133	$103,052
Operating expenses:
Search serving	32,723	20,962	13,109
Traffic acquisition	384,583	162,072	66,433
Marketing, sales and service	55,245	28,078	28,098
General and administrative	75,618	44,917	33,798
Product development	19,372	12,811	13,523
Amortization of deferred compensation and intangible assets	1,753	2,041	116,976
Write-off of acquired in-process research and development	—	—	7,550
Impairment of intangible assets	—	—	309,253
Loss on disposition of GoTo Auctions and GoTo Shopping	—	3,010	—
Loss on litigation ruling	8,700	—	—
	577,994	273,891	588,740

Income (loss) from operations	89,736	14,242	(485,688)
Other income:
Interest income, net	3,938	4,260	5,809
Other income, net	974	2,561	21,259

Income (loss) before provision for income taxes	94,648	21,063	(458,620)
Provision for income taxes	21,501	900	1

Net income (loss)	$73,147	$20,163	$(458,621)

Basic net income (loss) per share	$1.27	$0.38	$(9.54)

Diluted net income (loss) per share	$1.23	$0.36	$(9.54)

Weighted average shares used to compute historical basic net income (loss) per share	57,674	53,363	48,065
Weighted average shares used to compute historical diluted net income (loss) per share	59,603	55,533	48,065

The accompanying notes are an integral part of the consolidated financial statements.

OVERTURE SERVICES, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(IN THOUSANDS)

	Common Stock		Additional Paid-in	Deferred Compen-sation,	Accumulated Other Comprehensive	Accumulated
	Shares	Amount	Capital	net	Income (Loss)	Deficit	Total
BALANCE AT DECEMBER 31, 1999	45,519	$5	$158,799	$(2,584)	$(41)	$(43,405)	$112,774
Exercise of common stock, net of repurchases and issuance of common stock pursuant to Employee Stock Purchase Plan	768	—	2,863	—	—	—	2,863
Issuance of common stock for acquisitions	6,279	—	429,657	—	—	—	429,657
Amortization of deferred compensation	—	—	(80)	1,456	—	—	1,376
Unrealized gains on short-term and long-term investments	—	—	—	—	87	—	87
Cumulative translation adjustment	—	—	—	—	(41)	—	(41)
Net loss	—	—	—	—	—	(458,621)	(458,621)

BALANCE AT DECEMBER 31, 2000	52,566	5	591,239	(1,128)	5	(502,026)	88,095
Exercise of common stock, net of repurchases and issuance of common stock pursuant to Employee Stock Purchase Plan	1,300	—	11,627	—	—	—	11,627
Issuance of common stock, net of issuance costs of $3,684	3,750	1	58,191	—	—	—	58,192
Amortization of deferred compensation	—	—	(18)	867	—	—	849
Stock option compensation	—	—	1,000	(502)	—	—	498
Unrealized losses on short-term and long-term investments	—	—	—	—	(16)	—	(16)
Cumulative translation adjustment	—	—	—	—	35	—	35
Net income	—	—	—	—	—	20,163	20,163

BALANCE AT DECEMBER 31, 2001	57,616	6	662,039	(763)	24	(481,863)	179,443
Exercise of common stock, net of repurchases and issuance of common stock pursuant to Employee Stock Purchase Plan	1,633	—	21,251	—	—	—	21,251
Amortization of deferred compensation	—	—	—	553	—	—	553
Stock option tax benefit	—	—	26,278	—	—	—	26,278
Unrealized losses on short-term and long-term investments	—	—	—	—	325	—	325
Cumulative translation adjustment	—	—	—	—	2,541	—	2,541
Net income	—	—	—	—	—	73,147	73,147

BALANCE AT DECEMBER 31, 2002	59,249	$6	$709,568	$(210)	$2,890	$(408,716)	$303,538

The accompanying notes are an integral part of the consolidated financial statements.

OVERTURE SERVICES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(IN THOUSANDS)

	FOR THE YEAR ENDED DECEMBER 31,
	2002	2001	2000
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$73,147	$20,163	$(458,621)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Tax benefit from stock options	21,501	—	—
Accretion (amortization) of premiums/(discounts) from the purchase of short-term and long-term investments	940	335	(1,357)
Non-cash portion of closure & disposition charges	—	2,398	—
Losses from disposition of property and equipment	1,059	199	351
Depreciation and amortization	23,122	15,589	125,398
Write-off of acquired in-process research and development	—	—	7,550
Impairment of intangible assets	—	—	309,359
Changes in operating assets and liabilities:
Accounts receivable	(20,709)	(5,608)	(2,415)
Prepaid expenses and other	(25,023)	(51)	(1,026)
Prepaid traffic acquisition expense	(50,147)	11,643	(21,571)
Accounts payable and accrued expenses	72,060	15,429	9,541
Deferred revenues	7,723	4,682	2,383

Net cash provided by (used in) operating activities	103,673	64,779	(30,408)
CASH FLOWS FROM INVESTING ACTIVITIES:
Sales/(purchases) of short-term and long-term investments net	(58,315)	(66,767)	52,194
Capital expenditures for property and equipment and other assets	(52,048)	(17,601)	(20,575)
Net cash used in acquisition	—	—	(863)
Other assets	—	(436)	(596)

Net cash provided by (used in) investing activities	(110,363)	(84,804)	30,160
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuance of common stock, net	21,251	69,819	2,863
Repayments under lease line	(89)	(751)	(708)
Repayment of debt	—	—	(835)

Net cash provided by financing activities	21,162	69,068	1,320
Effect of exchange rate changes on cash and cash equivalents	2,541	(55)	—
Net increase in cash and cash equivalents	17,013	48,988	1,072
Cash and cash equivalents at beginning of period	61,974	12,986	11,914

Cash and cash equivalents at end of period	$78,987	$61,974	$12,986

Cash paid during the period for:
Income taxes	$9,386	$4	$1
Interest	$4	$64	$178
Non-cash investing and financing activities:
Issuance of common stock for acquisition of businesses	$—	$—	$422,106

The accompanying notes are an integral part of the consolidated financial statements.

OVERTURE SERVICES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     SIGNIFICANT ACCOUNTING POLICIES

GENERAL

     Overture Services, Inc. (Overture or the Company) is the global leader in Pay-For-Performance search (also known as paid search) on the Internet. Overture’s search service is comprised of advertiser’s listings, which are screened for relevance and accessed by consumers and businesses through Overture’s affiliates, a network of Web properties that have integrated Overture’s search service into their sites or that direct user traffic to Overture’s own site. In some cases, consumers and businesses access our search listings directly at our site. The search listings are ranked by the advertisers’ bid; the higher the bid, the higher the ranking. Advertisers pay Overture the bid price for clicks on the advertisers’ search listing (also known as a paid introduction, click-through or a paid click). As of December 31, 2002, Overture and its wholly owned subsidiaries, operated the Overture service in the United States, United Kingdom, Germany, France and Japan. Subsequent to the end of the year, Overture announced its intention to operate its service in South Korea, Italy, Spain, and other European markets. The Company reports in one reportable business segment.

     Overture was incorporated on September 15, 1997 in the state of Delaware and officially launched its service on June 1, 1998. On October 8, 2001, we changed our corporate name from GoTo.com, Inc. to Overture Services, Inc. and changed our Nasdaq Stock Market trading symbol to “OVER.” Overture has offices in California and New York in the United States; United Kingdom; Germany; France; Ireland; Japan; and South Korea.

     On February 18, 2003, Overture announced its plans to acquire the business of AltaVista Company (“AltaVista”), a pioneer in Web search technology, for $140 million in cash and stock.

     On February 25, 2003, Overture announced its plan to acquire the Web search unit of Norway-based Fast Search and Transfer (“Fast”), a developer of search and real-time filtering technologies, for $70.0 million in cash, plus a potential performance-based cash incentive payment of up to $30 million over three years.

     AltaVista and Fast both use advanced algorithmic search technology to crawl the Web and return relevant search results in response to users’ queries. The Company believes these technologies complement its own market-leading technology in commercial search and will enhance its core Pay-For-Performance search business as well as allow Overture to develop new products and services for its advertisers and affiliates.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements include the accounts of Overture and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated.

FOREIGN CURRENCY

     Generally, the functional currency of the Company’s international subsidiaries is the local currency. The financial statements of these subsidiaries are translated to United States dollars using year-end rates of exchange for assets and liabilities, and average rates of exchange for the year for revenues, costs and expenses. Translation gains (losses) are deferred and accumulated in accumulated other comprehensive income as a component of stockholders’ equity. Net gains and losses resulting from foreign exchange transactions would be included in the consolidated statements of operations. The Company did not incur significant net gains or losses resulting from foreign exchange transactions during the periods presented.

ESTIMATES AND ASSUMPTIONS

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

RECLASSIFICATION

     Certain reclassifications have been made in prior years’ financial statements to conform to classifications used in the current year.

REVENUE RECOGNITION

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, “Revenue Recognition in Financial Statements” (SAB 101). SAB 101 became effective for the fourth quarter of the year ending December 31, 2000. The adoption of SAB 101 did not have a material impact on the Company’s consolidated financial statements.

     Revenue is generated primarily through paid introductions, that is, Overture generates revenue when a user clicks on an advertiser’s listings after an advertiser has bid for priority placement in search results by making or committing to make a payment based on the amount bid for each click-through. Revenue is recognized when earned based on click-through activity to the extent that the advertiser has deposited sufficient funds with us or collection is probable. Revenue also consists of listing fees and banner advertising, which together constituted less than 1%, 1% and 5% of our revenue for the years ended December 31, 2002, 2001 and 2000, respectively. Banner advertising revenue is recognized when earned under the terms of the contractual arrangement with the advertiser or advertising agency, provided that collection is probable. Listing services revenue is recognized when Overture has provided all of the services under the terms of the arrangement. Overture has no barter transactions.

     The Company has entered into agreements with various affiliates to provide advertisers’ listings. The Company pays affiliates based on click-throughs on these listings. In accordance with Emerging Issue Task Force No. 99-19, “Reporting Revenue Gross as a Principal Versus Net as an Agent,” the revenues derived from advertisers who receive paid introductions through Overture as supplied by affiliates are reported gross of the payment to affiliates.

COMPREHENSIVE INCOME (LOSS)

     The Company accounts for comprehensive income (loss) using Statement of Financial Accounting Standards (SFAS) No. 130, “Reporting Comprehensive Income”. SFAS 130 establishes standards for reporting comprehensive income (loss) and its components in financial statements. Comprehensive income (loss), as defined therein, refers to revenues, expenses, gains and losses that are not included in net income (loss) but rather are recorded directly in shareholders’ equity. The differences between total comprehensive income (loss) and net income (loss) for 2002, 2001 and 2000 were approximately $2.9 million, $19,000 and $46,000, respectively. As of December 31, 2002, accumulated other comprehensive income comprised of $2.5 million of unrealized gains on short-term investments and $0.4 million of cumulative translation adjustments.

SEARCH SERVING

     Search serving costs consist primarily of costs associated with serving our search results, maintaining our Web site and fees paid to outside service providers that provide and manage unpaid listings. Costs associated with serving our search results and maintaining our Web site include depreciation of Web site equipment, co-location charges for equipment, software licensing fees and salaries of related personnel.

TRAFFIC ACQUISITION

     The Company enters into agreements of varying durations with affiliates that integrate Overture’s search service into their sites or that direct consumer and business traffic to the Company’s Web site. There are generally three economic structures of the affiliate agreements, 1) fixed payments, based on a guaranteed minimum amount of traffic delivered, which often carry reciprocal performance guarantees from the affiliate, 2) variable payments based on a percentage of our revenue or based on a certain metric, such as number of searches or paid clicks, or 3) a combination of the above.

     The Company expenses traffic acquisition costs under two methods; agreements with fixed payments are generally expensed pro-rata over the term the fixed payment covers, and agreements based on a percentage of revenue, number of paid introductions, number of searches, or other metric are generally expensed based on the volume of the underlying activity or revenue multiplied by the agreed-upon price or rate.

     Approximately 60% of the Company’s revenue earned from advertisers for the year ended December 31, 2002 was supplied by two companies. The Company may not be successful in renewing any of these agreements, or if they are renewed, they may not be on as favorable terms. The Company may not be successful in entering into agreements with new affiliates on commercially acceptable terms. In addition, several of these affiliates may be considered potential competitors.

ADVERTISING COSTS

     The Company expenses advertising media costs as incurred and production costs upon first airing or printing. For the years ended December 31, 2002, 2001 and 2000, the Company incurred advertising costs of approximately $17.0 million, $6.1 million and $14.8 million, respectively.

PRODUCT DEVELOPMENT

     Product development expenses consist of expenses incurred by the Company in the development, creation and enhancement of its Internet site and service. Product development expenses include compensation and related expenses, costs of computer hardware and software, and costs incurred in developing features and functionality of the service. Product development costs are expensed as incurred or capitalized into property and equipment in accordance with Statement of Position 98-1 “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use” (SOP 98-1). SOP 98-1 requires that cost incurred in the preliminary project and post-implementation stages of an internal use software project be expensed as incurred and that certain costs incurred in the application development stage of a project be capitalized.

AVAILABLE FOR SALE SECURITIES

     The Company considers those investments that are highly liquid, readily convertible to cash and which mature within three months from the original date of purchase to be cash equivalents. All of the Company’s cash equivalents, short-term and long-term investments are classified as available-for-sale. Available-for-sale securities are carried at fair value, with unrealized gains and losses included in “unrealized losses on short-term and long-term investments” as a separate component of stockholders’ equity net of applicable income taxes. As of December 31, 2002, the fair value of these securities approximated cost and the net unrealized holding gains were approximately $404,000. Realized gains and losses on sales of available-for-sale investments are calculated using the specific identification method and were not significant to the Company’s results of operations in any period presented. Long-term investments have original maturities of up to 24 months.

     The estimated fair value of cash, cash equivalents, short-term and long-term investments and restricted investments, which approximate the carrying costs as of December 31, 2002 and 2001, are as follows (in thousands):

	December 31, 2002
	CASH AND CASH	SHORT-TERM	LONG-TERM	RESTRICTED
	EQUIVALENTS	INVESTMENTS	INVESTMENTS	INVESTMENTS
Cash	$53,741	$—	$—	$—
Commercial Paper	11,599	15,838	—	—
Certificates of deposit	—	11,504	2,949	—
Asset Backed Securities	3,147	89	1,835	—
Corporate Bonds	—	6,168	5,343	—
Government Bonds	10,500	85,306	42,725	—

	$78,987	$118,905	$52,852	$—

	December 31, 2001
	CASH AND CASH	SHORT-TERM	LONG-TERM	RESTRICTED
	EQUIVALENTS	INVESTMENTS	INVESTMENTS	INVESTMENTS
Cash	$18,785	$—	$—	$—
Commercial Paper	10,005	498	—	5,744
Certificates of deposit	—	10,351	—	—
US Treasury bills	33,184	60,988	36,476	—

	$61,974	$71,837	$36,476	$5,744

ACCOUNTS RECEIVABLE

     The allowance for doubtful account activity for the periods indicated is as follows (in thousands):

		ADDITIONS
	BALANCE AT	CHARGED TO		BALANCE AT
	BEGINNING OF	COSTS AND		END OF
	PERIOD	EXPENSES	WRITE-OFFS	PERIOD
Allowance for doubtful accounts:
December 31, 2000	$250	$1,041	$291	$1,000
December 31, 2001	$1,000	$1,735	$635	$2,100
December 31, 2002	$2,100	$500	$250	$2,350

     Accounts receivable are typically unsecured and are due from customers primarily located in the United States. Many of Overture’s customers are in the Internet industry. Credit losses have generally been within management’s expectations. At December 31, 2002 and 2001, no customer represented more than 10 percent of total accounts receivable.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company’s financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and other liabilities are carried at cost, which approximates their fair values because of the short-term maturity of these instruments.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Property and equipment consists of computer hardware, computer software and furniture and fixtures. Depreciation is provided using the straight-line method based upon estimated useful lives of the assets, which range from 18 months to five years. Equipment under capital leases and leasehold improvements are recorded at cost. Amortization is provided using the straight-line method over the shorter of the term of the related lease or estimated useful lives of the assets.

ACQUIRED PATENTS AND LICENSES

     Patents and licenses are recorded at cost and are amortized using the straight-line method over their estimated useful life.

LONG-LIVED ASSETS

     The Company evaluates the recoverability of its long-lived assets in accordance with SFAS No. 144 “Accounting for the Impairment or Disposal of Long Lived Assets” (SFAS 144) which supersedes SFAS 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of” (SFAS 121), and the accounting and reporting provisions of APB 30, “Reporting the Results of Operations — Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions.” SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and was adopted by the Company for the year ended December 31, 2002. The Company assesses the impairment of long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. Accordingly, in 2000, Overture recorded an impairment charge on the goodwill and intangible assets from the acquisitions of Cadabra and AuctionRover of approximately $309.3 million in accordance with SFAS 121.

DEFERRED REVENUE

     Deferred revenue represents all payments received from customers in excess of revenue earned based on line-item click-through activity and will be recognized as actual click-throughs occur.

LOSS CONTINGENCY

     The Company is a defendant in several litigation matters. SFAS No. 5, “Accounting for Contingencies” requires an estimated loss to be accrued when a loss is both probable and can be reasonably estimated. Overture analyzes its litigation for probability and estimation of loss based on an analysis of potential results, considering a combination of litigation and settlement strategies in consultation with outside counsel.

INCOME TAXES

     Income taxes are accounted for under SFAS No. 109, “Accounting for Income Taxes” (SFAS 109). Under SFAS 109, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

ACCOUNTING FOR STOCK-BASED COMPENSATION

     At December 31, the Company had one stock-based employee compensation plans, which are described more fully in Note 4. The company accounts for those plans under the recognition and measurement principles of Accounting Principles Board Opinion (APB) No. 25 “Accounting for Stock Issued to Employees” (APB 25). The following table sets forth the effect on net income and earnings per share if the Company had applied the fair value provisions of SFAS No. 123, “Accounting for Stock Based Compensation” (SFAS 123), to stock-based employee compensation. For purposes of pro forma disclosures, the fair value of the options is amortized to expense on a graded methodology basis over the vesting period of the options.

	2002	2001	2000
	(IN THOUSANDS)
Net income (loss), as reported	$73,147	$20,163	$(458,621)
Additional stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(28,352)	(6,474)	(22,760)

Pro forma net income (loss)	44,795	13,689	(481,381)
Earnings per share:
Basic — as reported	1.27	0.38	(9.54)
Basic — pro forma	0.78	0.26	(10.02)
Earnings per share:
Diluted — as reported	1.23	0.36	(9.54)
Diluted — pro forma	$0.75	$0.25	$(10.02)

     The fair value of these options were estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions:

	YEAR ENDED DECEMBER 31,
	2002	2001	2000
Risk free interest rate	1.75%	3.75%	5.0%
Expected lives (in years)	3.0	3.0	3.0
Dividend yield	—	—	—
Expected volatility	0.80	0.80	0.80

     Under SFAS 123, the Company would have incurred an additional compensation expense of approximately $47.3 million, $6.5 million and $22.8 million for the years ended December 31, 2002, 2001 and 2000, respectively.

     Applying SFAS 123 in the pro forma disclosure may not be representative of the effects on pro forma net income (loss) for future years as options vest over several years and additional awards will likely be made each year.

INCOME (LOSS) PER SHARE COMPUTATION

     Historical basic net income (loss) per share is computed using the weighted average number of shares of common stock outstanding. Historical diluted net income (loss) per share is computed using the weighted average number of shares of common stock outstanding and the effects of outstanding stock options and unvested portion of stock issued in connection with the exercise of such options subject to repurchase.

     Pro forma basic net income (loss) per share is computed using the historical weighted average number of shares of common stock outstanding plus the weighted average number of shares resulting from the assumed conversion of all outstanding convertible preferred stock as though such conversion occurred at the beginning of the period or original date of issuance, if later.

Options to purchase approximately 8.9 million and 7.6 million shares of common stock were outstanding as of December 31, 2002 and 2001, respectively. In addition, as of December 31, 2002, there were approximately 36,000 shares of unvested common stock outstanding that were issued in connection with the exercise of options and restricted stock and are subject to repurchase.

The following table sets forth the computation of historical basic and diluted net income (loss) per share and pro forma basic and diluted net income (loss) per share for the periods indicated (in thousands, except per share amounts):

	YEAR ENDED DECEMBER 31
	2002	2001	2000
Numerator:
Net loss	$73,147	$20,163	$(458,621)
Denominator:
Denominator for historical basic calculation — weighted average shares	57,674	53,363	48,065
Common stock equivalents	1,929	2,170	—

Denominator for historical diluted calculation — weighted average shares	59,603	55,533	48,065
Net income (loss) per share:
Historical basic net income (loss) per share	$1.27	$0.38	$(9.54)
Historical diluted net income (loss) per share	$1.23	$0.36	$(9.54)

2.     INCOME TAXES

The components of income (loss) before income taxes are as follows (in thousands):

	Year Ended December 31,
	2002	2001	2000
United States	$111,848	$29,462	$(454,796)
Foreign	(17,200)	(8,399)	(3,824)

	$94,648	$21,063	$(458,620)

Overture generated taxable income during the year ended December 31, 2002, however a tax provision was recorded that was less than the statutory rate due to the benefit from the release of the valuation allowance relating to deferred tax assets. As of December 31, 2001, Overture had net operating loss (“NOL”) carryforwards available to reduce future federal and state taxable income. These NOLs and temporary differences (difference between timing of the recognition on a Generally Accepted Accounting Principle basis versus a tax basis) were carried on the balance sheet as deferred tax assets. SFAS 109 requires that a valuation allowance be set up to reduce a deferred tax asset to the extent it is more likely than not that the related tax benefits will not be realized. Due to the uncertainty regarding if and when these NOLs would be utilized and temporary differences would reverse, a full valuation allowance was set up against the related deferred tax asset, resulting in a net zero balance for deferred tax assets as of December 31, 2001. The valuation allowance was released during fiscal 2002 based on the expectation of future income from our ordinary and recurring operations and our assessment that the utilization of available tax deductions was more likely than not.

The Company has deductions that resulted from the exercise of certain stock options and sale of certain related stock by employees. Because no book charge is recorded upon the generation of these deductions, the corresponding tax benefits are recorded directly to stockholders’ equity. However, these deductions will offset taxable income, to the extent available, upon filing the Company’s corporate income tax returns resulting in a cash benefit.

The following is a reconciliation of the statutory federal income tax rate to the Company’s effective income tax rate:

	Year Ended December 31,
	2002	2001	2000
Statutory federal rate	35%	35%	(34%)
State income taxes (net of federal benefit)	2	6	(1)
Valuation allowance	(17)	(47)	3
Effect of foreign losses benefited at varying rates	4	8	0
Other	(1)	2	32

	23%	4%	0%

     The provision for income taxes is composed of the following (in thousands):

	Year Ended December 30,
	2002	2001	2000
Current:
Federal	$18,455	$725	$—
State	8,591	175	1
Foreign	390	—	—

Total current	27,436	900	1
Deferred:
Federal	2,576	—	—
State	(5,524)	—	—
Foreign	(2,987)	—	—

Total deferred	(5,935)	—	—

	$21,501	$900	$1

     The components of the deferred tax assets and related allowance at December 31, 2002 and 2001 are as follows (in thousands):

	Year Ended December 31,
	2002	2001
Deferred tax assets:
Net operating loss & credit carryforwards	$8,498	$31,120
Deferred revenue	6,618	3,520
Other assets	6,655	2,102

Total deferred tax assets	21,771	36,742
Valuation Allowance	—	(36,742)

	$21,771	$—

     In September 2002, the state of California passed legislation suspending the use of the operating loss carryforwards for the 2002 and 2003 tax years. The legislation added two years to the carryforward period for these losses. As a result, Overture will not be able to utilize its California net operating loss carryforwards during 2002 and 2003 against its expected current tax liabilities.

     As of December 31, 2002, the Company had net operating loss carry forwards of approximately $54.1 million, $23.9 million and $2.7 million available to reduce future state, foreign and federal taxable income, respectively. The state net operating loss carryforwards expire beginning in the years 2007 to 2017, whereas the foreign net operating loss carryforwards have an indefinite life and have no expiration. Under Section 382 of the Internal Revenue Code, the utilization of the federal and state net operating loss carryforwards can be limited based on changes in the percentage of ownership of the Company.

     Overture has not provided for U.S. deferred income taxes or foreign withholding taxes on the undistributed earnings of its non-U.S. subsidiaries as of December 31, 2001, since these earnings are intended to be reinvested indefinitely.

3.     STOCKHOLDER’S EQUITY

SHAREHOLDERS’ RIGHTS PLAN

     On March 8, 2002, the Board of Directors of Overture Services, Inc., declared a dividend of one preferred share purchase right for each outstanding share of common stock, par value $0.0001 per share. Each right entitles the holder to purchase one unit consisting of one one-thousandth of a share of our Series A Junior Participating Preferred Stock for $200 per unit. Under certain circumstances, if a person or group acquires 15% or more of Overture’s outstanding common stock, holders of the rights (other than the person or group triggering their exercise) will be able to purchase, in exchange for the $200 exercise price, shares of Overture’s common stock or of any company into which the Company is merged having a value of $400. The rights expire on March 29, 2012 unless extended by Overture’s Board of Directors. Because the rights may substantially dilute the stock ownership of a person or group attempting to take Overture over without the approval of our Board of Directors, the Company’s rights plan could make it more difficult for a third party to acquire Overture (or a significant percentage of Overture’s outstanding capital stock) without first negotiating with the Company’s Board of Directors regarding such acquisition.

DEFERRED STOCK OPTION COMPENSATION

     Subsequent to our initial public offering in June 1999, the deemed fair value of the common stock was determined by closing stock price on the date the options were issued as quoted on the Nasdaq National Market. The typical vesting period of the options is 20%, 10% or zero immediately upon grant with the remaining balance vesting evenly either annually or quarterly over the following four years. The amortization of deferred compensation is charged to operations on a graded methodology basis over the vesting period of the options. During the year ended December 31, 2002, 2001, and 2000, deferred compensation amortization of approximately $553,000, $849,000 and $1.4 million, respectively, was recorded. At December 31, 2002 and 2001, deferred compensation was approximately $210,000 and $763,000, respectively. The deferred compensation amortization relates only to stock options awarded to employees and directors; the salaries and related benefits of these employees are included in the applicable search serving or operating expense line items.

4.     STOCK PLAN AND STOCK PURCHASE PLAN

     The Company’s 1998 Stock Plan provides for the granting of options for the purchase of shares of the Company’s common stock, plus an annual increase to be added on the first day of the Company’s fiscal year beginning equal to the lesser of (i) 7.50 million shares, (ii) 5% of the outstanding shares on such date or (iii) a lesser amount determined by the Board. As of December 31, 2002, there were 20.8 million shares authorized under the plan. Options available for future grant totaled approximately 4.0 million at December 31, 2002 and 2001. Under the terms of the plan, options may be granted to employees, non-employee directors or consultants at prices not less than the fair value at the date of grant. Options granted to non-employees are recorded at the value of negotiated services received. Options typically vest ratably on a quarterly basis over four years.

     Information relating to the outstanding stock options is as follows:

	SHARES	WEIGHTED AVERAGE EXERCISE PRICE
	(IN THOUSANDS)
Outstanding at December 31, 1999	2,830	$19.87
Granted	5,161	25.87
Exercised	(720)	2.11
Cancelled	(789)	36.27

Outstanding at December 31, 2000	6,482	24.66
Granted	3,451	14.33
Exercised	(1,136)	8.18
Cancelled	(1,194)	19.44

Outstanding at December 31, 2001	7,603	23.04
Granted	3,950	26.82
Exercised	(1,683)	11.28
Cancelled	(983)	27.10

Outstanding at December 31, 2002	8,887	$26.41

     The following table summarizes information regarding options outstanding and exercisable at December 31, 2002 (in thousands except per share data):

	OPTIONS OUTSTANDING			OPTIONS EXERCISABLE
		WEIGHTED
		AVERAGE	WEIGHTED		WEIGHTED
	NUMBER	REMAINING	AVERAGE	NUMBER	AVERAGE
	OF	CONTRACTUAL	EXERCISE	OF	EXERCISE
RANGE OF EXERCISE PRICES	SHARES	LIFE	PRICE	SHARES	PRICE
$0.01 —$11.00	1,697	7.88	$9.00	523	$5.95
$11.38—$21.29	1,605	6.91	15.65	431	14.46
$21.53—$23.43	1,716	6.34	22.62	185	23.01
$23.44—$34.50	2,087	6.68	29.47	549	32.60
$34.56—68.31	1,599	6.54	46.48	697	53.49
$108.25 — $108.25	183	6.88	108.25	140	108.25

	8,887	6.86	$26.41	2,525	$36.32

     In April 1999, the Board of Directors also approved the establishment, upon the closing of the Company’s initial public offering, of the 1999 Employee Stock Purchase Plan (1999 Purchase Plan). The 1999 Purchase Plan initially reserved 2,000,000 shares of common stock for future issuance, which increases annually by the lesser of 1,000,000 shares, 3% of the outstanding shares on such date, or a lesser amount determined by the Board. The 1999 Purchase Plan provides for successive six month offering periods and allows eligible employees to participate in the plan through payroll deductions that will be used to purchase common stock at the end of each six month period for the lesser of 85% of the price of the common stock at the beginning or the end of the six month offering period. As of December 31, 2002, 506,000 shares were issued under the plan and 2.9 million shares are available for future grant.

5.     RELATED PARTY TRANSACTIONS

     Idealab is considered a related party of Overture because a member of management of Idealab has a presence on Overture’s board.

     In January 2000, Overture entered into an arrangement to lease approximately 58,000 square feet of office space from Idealab, which terminates on October 31, 2004. In March 2002, Overture entered into an arrangement with Parfinco EWA, LLC and Idealab whereby Idealab assigned its lease with Parfinco to Overture for the 58,000 square feet of office space and Overture entered into an amendment with Parfinco for an additional 29,000 square feet of office space, which expires at the same time as its existing 58,000 square feet of office space in October 2004. As a result of the assignment by Idealab to Overture in March 2002, Overture no longer has any obligation to make lease payments to Idealab. Overture also subleased office space in the U.K. from Idealab, which ended June 30, 2002. Total payments for the lease for both the U.S. and U.K. office space to Idealab were $509,000 and $2.1 million for the year ended December 31, 2002 and 2001, respectively. Management believes these amounts were materially representative of the fair value of the lease.

     During the year ended December 31, 2002 and 2001, Overture recorded approximately $1.1 million and $501,000 respectively, of search listing advertising revenue from companies affiliated with Idealab. Management believes these amounts are materially representative of the fair value of advertising services provided. During the year ended December 31, 2002, Overture recorded approximately $186,000 of traffic acquisition costs to Idealab. Management believes these amounts are materially representative of fair value.

6      COMMITMENTS AND CONTINGENCIES

LEASES

     The Company leases office space under operating lease agreements expiring through December 2007. The future minimum lease payments under non-cancelable operating leases are as follows (in thousands):

OPERATING LEASES
2003	$4,386
2004	3,663
2005	1,279
2006	1,262
2007	1,073
Thereafter	—

Total minimum lease payments	$11,663

     Total rent expense was approximately $3.2 million, $2.0 million and $2.0 million during the years ended December 31, 2002, 2001 and 2000, respectively.

AFFILIATE COMMITMENTS

     The Company is obligated to make guaranteed payments totaling approximately $190.5 million, $199.3 million, $25.0 million and $0.4 million in 2003, 2004, 2005 and 2006, respectively under contracts to provide search services to its affiliates.

LITIGATION

     The Company is currently in separate litigations with Google and FindWhat in which the Company is alleging that these parties infringe the Company’s U.S. Patent No. 6,269,361 (“the ‘361 patent”) entitled “System And Method For Influencing A Position On A Search Result List Generated By A Computer Network Search Engine.” The ‘361 patent protects various features and innovations relating to bid-for-placement products and Overture’s Pay-For-Performance search technologies, including our DirecTraffic Center account management system and tools. In each litigation, the respective parties, Google and FindWhat, have alleged invalidity and unenforceability of the ‘361 patent. When the validity and enforceability of the ‘361 patent is determined, in either litigation, that determination may have a material effect on the Company’s competitive position.

     The complaint against FindWhat was filed on January 25, 2002, in the United States District Court for the Central District of California. The lawsuit charges FindWhat with willful infringement of the ‘361 patent. The Company also seeks a permanent injunction against FindWhat, an award of increased damages, and an award of attorney’s fees, costs and expenses. Also on January 25,

2002, FindWhat served the Company with an amended complaint filed in the United States District Court for the Southern District of New York for declaratory judgment of invalidity, unenforceability and non-infringement relating to the Company’s ‘361 patent. On February 13, 2003, the New York Court ordered FindWhat’s declaratory judgment be transferred to the Central District of California.

     The complaint against Google was filed on April 23, 2002 in the United States District Court for the Northern District of California. The lawsuit charges Google with willful infringement of the ‘361 Patent. The Company also seeks a permanent injunction against Google, an award of increased damages, and an award of attorney’s fees, costs and expenses. On June 7, 2002, Google filed its answer to the Overture complaint, denying that it infringes the ‘361 Patent and alleging counterclaims of non-infringement, invalidity and unenforceability relating to the ‘361 Patent. The parties continue to move through the discovery process. A hearing regarding the interpretation of the claims contained in the ‘361 Patent (commonly referred to as a “Markman” hearing) currently is scheduled for early August.

     The Company is a defendant in five trademark infringement actions (JR Cigar, Mark Nutritionals, PlasmaNet, Pets Warehouse and Shar Products). The plaintiffs in these cases allege that they have trademark rights in certain search terms and that the Company violates these rights by allowing competitors of the plaintiffs to bid on these search terms. The amount of damages that are claimed and, if awarded, in one or more of these lawsuits might have a material effect on the Company’s results of operations, cash flow or financial position. The Company believes that it has meritorious defenses to liability and damages in each of these lawsuits and it is contesting them vigorously. If the Company were to incur one or more unfavorable judgments that in themselves are not material, or if there were a development in the law in a similar case to which the Company is not a party that was negative to the Company’s position, the Company might as a result decide to change the general manner in which it accepts bids on certain search terms and this change might have a material adverse effect upon the results of operations, cash flows or financial position of the Company.

     The following sets forth details regarding other litigation, which may be material to the Company.

     On June 19, 2001, InternetFuel.com, Inc. filed a complaint against Overture in the Superior Court of the State of California for the County of Los Angeles. The complaint alleges that Overture wrongfully terminated an agreement pursuant to which InternetFuel participated in Overture’s affiliate program and that Overture did not properly account for monies owed under that agreement. The complaint also alleges libel for messages allegedly placed by Overture on an Internet forum, and it contains claims of unfair business practices. The complaint seeks, among other remedies, monetary damages for the value of the terminated agreement and for alleged harm to InternetFuel’s reputation, punitive and exemplary relief and an injunction against alleged unfair business practices. In December 2001, Overture successfully moved the court to transfer the case to arbitration. InternetFuel.com thereafter supplemented its claims, alleging fraud under California law.

     This matter was arbitrated in late December 2002 and early January 2003. On January 10, 2003, the arbitrator issued an interim award. Although the arbitrator found in Overture’s favor on InternetFuel’s claims for fraud and unfair business practices, the arbitrator found for InternetFuel on the breach of contract claim and awarded InternetFuel approximately $8.7 million. On January 16, 2003, InternetFuel filed an application with the arbitrator seeking approximately $840,000 in pre-judgment interest on the award. On January 28, 2003, Overture filed its opposition to InternetFuel’s request for pre-judgment interest. InternetFuel is also seeking to recover certain costs incurred during the litigation, none of which have been specified to date. Overture filed its statement of opposition recovery of those costs. Overture disagrees with the arbitrator’s breach of contract award and is currently considering all of its available legal options.

     On July 12, 2001, the first of several purported securities class action lawsuits was filed in the United States District Court, Southern District of New York against certain underwriters involved in Overture’s initial public offering, Overture, and certain of Overture’s current and former officers and directors. The Court consolidated the cases against Overture into case number 01 Civ. 6339. Plaintiffs allege, among other things, violations of the Securities Act of 1933 and the Securities Exchange Act of 1934 involving undisclosed compensation to the underwriters, and improper practices by the underwriters, and seek unspecified damages. Similar complaints were filed in the same court against numerous public companies that conducted initial public offerings of their common stock since the mid-1990s. All of these lawsuits were consolidated for pretrial purposes before Judge Shira Scheindlin. On April 19, 2002, plaintiffs filed an amended complaint, alleging Rule 10b-5 claims of fraud. On July 15, 2002, the issuers filed an omnibus motion to dismiss for failure to comply with applicable pleading standards. On October, 8, 2002, the Court entered an Order of Dismissal as to all of the individual defendants in the Overture IPO litigation, without prejudice. On February 19, 2003, the Court denied the motion to dismiss the Rule 10b-5 claims against Overture. Overture continues to deny the allegations against it, believes that it has meritorious defenses to the amended complaint, and intends to contest the allegations vigorously.

     On January 31, 2002, a complaint was filed against the Company as a result of its acquisition in May 2000 of AuctionRover.com, Inc., and other defendants in North Carolina Superior Court by an individual, Paul Rony, relating to alleged trade secrets concerning interaction with Internet auction Web sites. The causes of action alleged against the Company include misappropriation of trade secrets, quantum meruit, and constructive trust. Overture believes that it has meritorious defenses to the allegations and is contesting the allegations vigorously. The parties are in the early phase of the discovery process. The parties are in the early phase of the discovery process.

     On February 20, 2002, Overture filed a complaint against Did-It.com, Inc. for trespass, unfair competition and violations of the Computer Fraud and Abuse Act. In response to Overture’s complaint, on June 14, 2002, Did-It filed a counterclaim against Overture alleging federal and state antitrust violations, violations of the Unfair Trade Practices Act, fraud and deceit, negligent misrepresentation, false and misleading advertising, unfair competition, interference with contract and prospective economic advantage and violations of California Civil Code Section 1812.600, et.seq. On August 7, 2002, Overture filed a motion to dismiss various claims contained in Did-It’s counterclaim, including claims for antitrust violations. On August 30, 2002, Did-It filed its first amended counterclaim, which omitted some of the antitrust causes of action contained in its initial counterclaim. On October 2, 2002, Overture filed its answer to Did-It’s first amended counterclaim. The parties are entering the early phase of discovery. Overture believes that it has meritorious defenses to the allegations and is contesting the allegations vigorously.

     The Company may also be subject to litigation brought against it in the ordinary course of business.

7.     ACQUISTIONS

Cadabra

     On January 31, 2000, Overture acquired Cadabra, an online comparison shopping service, which Overture called “GoTo Shopping.” Overture acquired all of the outstanding shares of capital stock and assumed all outstanding options to acquire shares of capital stock of Cadabra. The acquisition was accounted for as a purchase. The total purchase price of the acquisition was approximately $263.1 million and consisted of cash of $8.0 million; Overture common stock of $252.5 million valued at the closing price of Overture’s common stock on the date the exchange ratio was set. Of the purchase price, $7.6 million was assigned to in-process research and development which was expensed immediately following the consummation of the acquisition, $6.0 million was assigned to the value of purchased technology and other intangibles to be amortized on a straight-line basis over three years and $4.4 million was allocated to the net tangible assets.

     On April 30, 2001, Overture closed the GoTo Shopping operations. The operations of Cadabra had been included in the Company’s results of operations from the date of the acquisition through the closing date. Upon disposition, the Company recorded a charge for restructuring and exit costs. The net charges were approximately $1.0 million, which included approximately $201,000 of cash termination benefits associated with the involuntary termination of 21 GoTo Shopping employees. The terminations of these positions, primarily in sales and service, and product development functions, were completed by June 30, 2001. The charge, also included approximately $59,000 for non-cash termination benefits, related to the acceleration of options; approximately $256,000 for fixed asset write-downs; approximately $485,000 for the remaining lease payments on a facility lease which Overture has not been able to sub-lease; and other exit costs of approximately $1,000. These costs were included in the Loss on Closure of GoTo Shopping in the statement of operations. Cash payments were funded from operations and did not have a significant impact on Overture’s liquidity.

AuctionRover

On May 3, 2000, Overture acquired AuctionRover, an online resource for auctions, which Overture called “GoTo Auctions.” Overture acquired all of the outstanding shares of capital stock and assumed all outstanding options to acquire shares of capital stock of AuctionRover. The acquisition was accounted for as a purchase. Based on the price of Overture common stock on the date the exchange ratio was set, the purchase price was valued at approximately $174.2 million, which consisted of Overture common stock of $173.7 million. Of the purchase price, $6.7 million was assigned to the value of purchased technology and other intangible assets and amortized on a straight-line basis over three years and $600,000 was allocated to the net tangible assets. The excess purchase price over the estimated fair value of the assets acquired and liabilities assumed has been allocated to goodwill in the amount of $167.0 million and was scheduled to be amortized on a straight-line basis over three years.

     On June 29, 2001, Overture completed a management buyout of GoTo Auctions, whereby the operating management of GoTo Auctions purchased GoTo Auctions’ assets from Overture. The newly formed company is called ChannelAdvisor Corporation. Overture received a minority stake in this new corporation and as of December 31, 2001, Overture retained approximately 8% of ChannelAdvisor. ChannelAdvisor’s goal is to provide online and offline businesses with the ability to leverage online auctions as a channel of distribution. In connection with the management buyout, Overture incurred net charges for the disposition of certain assets and exit costs. The net charges were approximately $2.0 million, which included in the exit costs approximately $280,000 of cash termination benefits associated with the involuntary termination of 31 GoTo Auction employees. The terminations of these positions, primarily in sales and service, and product development functions, were completed by June 30, 2001. The charge also included approximately $1.6 million for fixed asset write-downs and approximately $102,000 for other exit costs. These costs were included in

Loss on Disposition of GoTo Auctions in the statement of operations. Cash payments were funded from operations and did not have a significantly impact on Overture ‘s liquidity.

     During the fourth quarter of 2000 and in accordance with SFAS 121, management identified certain conditions as indicators of asset impairment related to the net assets resulting from the acquisitions of Cadabra and AuctionRover. Accordingly, Overture took a charge to operations during the fourth quarter of 2000 for approximately $309.3 million, to write down these assets.

SearchUP

     On October 25, 2000, Overture acquired substantially all the assets of SearchUP, which did not have significant business operations. Pursuant to the Asset Purchase Agreement, Overture acquired SearchUP’s operational Web site, registered URLs, trademarks and patent on its URL Position Manager. The acquisition was accounted for as a purchase. The total purchase price was approximately $3.5 million and was determined by the closing price of Overture’s common stock on the purchase date. Overture allocated the purchase price to the intangible assets acquired based on their estimated fair values as determined by Overture.

8.     GEOGRAPHICAL SEGMENT INFORMATION

     The following table sets forth revenues and long-lived assets by geographic area.

	As of and for the Year Ended December 31, 2002		As of and for the Year Ended December 31, 2001
	Revenues	Long-Lived Assets	Revenues	Long-Lived Assets
	(IN THOUSANDS)
United States	$635,107	$82,339	$282,575	$32,390
International	32,623	13,857	5,558	2,023

Total	$667,730	$96,196	$288,133	$34,413

9.             SUBSEQUENT EVENT (UNAUDITED)

     On February 18, 2003, Overture signed an agreement subject to customary closing conditions with AltaVista, a provider of search services and technology, to acquire AltaVista’s business for $60.0 million in cash and approximately $80.0 million in stock.

     On February 25, 2003, Overture announced its plan to acquire the Web search unit of Fast, a developer of search and real-time filtering technologies, for $70.0 million in cash, plus a potential performance-based cash incentive payment of up to $30 million over three years.